Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

INTERLEUKIN GENETICS, INC.

It is hereby certified that:

FIRST:	The name of the corporation is Interleukin Genetics, Inc. (the “Corporation”).

SECOND:	The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 28, 2000. A Restated Certificate of Incorporation (“Restated Certificate”) was filed on October 23, 2013. The Restated Certificate is hereby amended by striking out the first paragraph of Article 4 in its entirety and by substituting in lieu thereof the following:

“ARTICLE 4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 456,000,000 shares, consisting of 450,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”) and 6,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).”

THIRD:

The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 21st day of July, 2015.

INTERLEUKIN GENETICS, INC.

By:	/s/ Mark Carbeau
Name:	Mark Carbeau
Title:	Chief Executive Officer